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               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
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Check the appropriate box:
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     by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                International Paper Company
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
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         The following letter was sent by International Paper Company to certain institutional holders of International Paper common stock beginning May 2, 2003.

                                                   [LOGO OF INTERNATIONAL PAPER]

                                                             400 ATLANTIC STREET
                                                             STAMFORD, CT 06921

                                                             T 203 651 8000

                                                                     May 2, 2003

                Re: Annual Meeting of International Paper Company
                           Shareholders - May 13, 2003

Dear Shareholder,

         You will by now have received the proxy statement for International Paper's 2003 Annual Meeting on May 13th. The AFL-CIO Reserve Fund, which owns 300 shares of Company stock, plans to propose at that meeting that shareholders adopt a resolution related to future severance agreements with senior executives. This resolution asks that the Company's Board of Directors submit to a shareholder vote "future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus bonus." Your Board of Directors has considered this proposal, and recommends that Company shareholders vote against it.

         The AFL-CIO offers a supporting statement to explain its shareholder proposal. It argues that adoption of the shareholder proposal "may have the beneficial effect of insulating the Board of Directors from manipulation when the parties negotiate such agreements." The Board disagrees with this view.

         Let me explain. The Board is well aware of the current concerns regarding executive compensation, and has responded to them. The charter of our Management Development and Compensation Committee (published on our company website) provides that the Committee "shall review and approve employment agreements, severance agreements and change in control agreements . . . for elected officers who are not also directors. Any such agreements . . . for elected officers who are also directors shall be approved by the independent directors."

         International Paper has a long-standing commitment to good corporate governance. The Board has established important governance processes to assure that executive compensation issues are addressed appropriately. For instance, from time to time, the Board has decided to enter into agreements with certain senior executives that provide a severance payment in response to a change in control. (The Company's current agreements, often referred to as "golden parachutes," are described in detail on pages 26-27 of the proxy statement.) The Board also regularly reviews which executives have such agreements, and how much they will cost the company if triggered by a change in control. To make that determination, the Board relies on an independent professional consultant's estimate of the total potential cost to the Company, on a per share basis, of those agreements, assuming the extreme and highly improbable circumstance that every such agreement were triggered in the context of a change of control. In deciding whether to enter into severance agreements, the Board has determined that the amounts to be paid to executives in question would not discourage a potential acquirer from making a bid for the Company. Also, the Board has determined that, in its judgment, entering into these agreements would serve the Company's interest by helping to ensure that the Company's senior



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management team would remain in place and stay focused on the business in the event of a takeover bid.

         The Board has concluded that it would be quite impractical and arbitrary to submit certain future agreements to the shareholders for approval. This would subject the Company and its executives to the uncertainties, vagaries and delays inherent in a vote by hundreds of thousands of shareholders. In addition, the proposed cap of 2.99 times the sum of the executive's base salary is arbitrary, as demonstrated by the fact that this limit may even be less, in certain cases, than the threshold used by the Internal Revenue Service (I.R.S.) to determine whether the severance payments are deductible by the Company.

         All of this said, the proposal will detract from the role and responsibility of the Board and its committees to determine which senior executives should be eligible for such agreements and to review and approve the terms of any such agreements. The Board has made the judgment that, in the specific circumstances applicable to International Paper, it would not be in the best long-term interests of the Company and its shareholders to submit the Board's informed judgment to a shareholder vote. It would not be appropriate for the Board to explain its views of how critical a particular executive was to the future success of the Company, or how likely it would be for a particular executive to leave the Company were he or she to conclude that a change of control would result in termination or in a greatly diminished role after a change in control.

         We are aware that ISS has recommended that shareholders vote for this shareholder proposal, and that many institutional investors routinely follow ISS's recommendations on these matters. However, we strongly disagree with the ISS recommendation. ISS has stated, in a "one size fits all" approach, that it "supports the submission of golden parachutes and other severance provisions for shareholder ratification as a general principle." We believe that ISS has itself deviated from its "general principle" when it recommended earlier this year that CitiGroup shareholders vote against a similar shareholder proposal.

         In closing, we reiterate that, like you, we are acutely aware of some of the excesses in executive compensation, and in severance agreements, which have received so much publicity in the media over the past few years. We also recognize, however, that it is our role, and our responsibility, to ensure that no such excesses occur at our Company. We are committed to doing that, and we are convinced that sound corporate governance principles make us responsible, and accountable to you, for doing so. For these reasons, we again urge that you vote against the AFL-CIO's shareholder proposal.

         Thank you for your consideration.

                                 Sincerely,

                                 /s/Robert J. Eaton
                                 -----------------------------------------
                                 Robert J. Eaton
                                 Chairman, Management Development and
                                 Compensation Committee